Exhibit 3.1
SELECTQUOTE, INC.
CERTIFICATE OF DESIGNATION

OF
SENIOR PERPETUAL PREFERRED STOCK
___________________________________________

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware
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Pursuant to Section 151 of the General Corporation Law of the State of Delaware, SelectQuote, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:
WHEREAS, the Sixth Amended and Restated Certificate of Incorporation of the Corporation (as amended, amended and restated or supplemented from time to time, the “Certificate of Incorporation”) authorizes the issuance of 70,000,000 shares of preferred stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock, and, with respect to each such series, to establish and fix the number of shares to be included in any series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such series;
WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new series of Preferred Stock;
NOW, THEREFORE, BE IT RESOLVED, that as of the date hereof, the Board does hereby provide for the issuance of the Preferred Stock and does hereby in this Certificate of Designation (this “Certificate of Designation”) establish, and fix, and herein state and express the designation, rights, preferences, powers, restrictions, and limitations of such series of Preferred Stock as follows:
Capitalized terms used but not otherwise defined in this Certificate of Designation shall have the meaning assigned to such terms in Section 15.
Section 1.Designation. Such series of Preferred Stock shall be designated as shares of “Senior Non-Convertible Preferred Stock,” par value $0.01 per share, of the Corporation (the “Senior Perpetual Preferred Stock”), and the number of shares constituting such series shall be 350,000.
Section 2.Ranking. The Senior Perpetual Preferred Stock ranks senior and in priority of payment to all of the Common Stock and each other existing or future class or series of Capital Stock or Common Stock Equivalents of the Corporation (the “Junior Securities”), including with respect to the payment of dividends and distributions on, purchase, repurchase or any redemption of, any Capital Stock or Common Stock Equivalents of the Corporation and in the liquidation, dissolution or winding up, and upon any distribution of the assets of, the Corporation.
Section 3.Maturity. The Senior Perpetual Preferred Stock has no stated maturity. Shares of Senior Perpetual Preferred Stock will remain outstanding indefinitely until redeemed in accordance with the terms hereof or otherwise repurchased or acquired by the Corporation.
Section 4.Preferred Dividends.
(a)From and after the Issue Date, cumulative dividends (“Preferred Dividends”) on each outstanding share of Senior Perpetual Preferred Stock shall accrue and accumulate on a daily basis and, to the extent not paid in cash on a Dividend Payment Date as provided herein, compound quarterly, in each case, at the Dividend Rate on the then current Accreted Liquidation Preference of each outstanding share of Senior Perpetual Preferred Stock.
(b)Preferred Dividends shall be payable in cash on each Dividend Payment Date; provided, that Preferred Dividends shall be payable in cash on each Dividend Payment Date only when, as and if declared by the Board out of legally available funds for such purpose. Following the payment in full in cash on a Dividend Payment Date of any unpaid Preferred Dividends that accumulated during the immediately preceding Dividend Period, the Board shall be entitled to declare and pay in cash all or any part of the Accrued Dividends. On each Dividend Payment Date for which the Corporation does not pay in cash in full, whether or not declared, all Preferred Dividends that accumulated on each outstanding share of Senior Perpetual Preferred Stock during such Dividend Period, such unpaid Preferred Dividends shall automatically be compounded in arrears and become part of the Accreted Liquidation Preference of such share of Senior Perpetual Preferred Stock as of the applicable Dividend Payment Date (such unpaid Preferred Dividends, “Accrued Dividends”). Any portion of unpaid Accrued Dividends shall continue to be part of the Accreted Liquidation Preference. Notwithstanding anything to the contrary contained herein but without limiting the generality of Section 4(c), and for the avoidance of doubt, (x) no Preferred Dividends (or, Accrued Dividends, if any) may be declared in securities or otherwise paid “in kind,” other than in accordance with the preceding provisions of this paragraph, and (y) Preferred Dividends will accrue and cumulate as set forth herein regardless of whether such Preferred Dividends have been declared by the Board and whether or not there are any funds legally available for the payment thereof. Preferred Dividends (and Accrued Dividends, if any) on the shares of Senior Perpetual Preferred Stock shall be paid prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities.
(c)If the Board elects to declare and pay Preferred Dividends on an applicable Dividend Payment Date in cash, then not fewer than ten (10) days prior to such Dividend Payment Date, the Corporation shall notify the Preferred Holders in writing of such election. If the Preferred Holders are not so notified on ten (10) days prior notice, the Corporation will be deemed to have elected to treat such Preferred Dividends as an Accrued Dividend, to be added to the Accreted Liquidation Preference. After the end of each Dividend Period, at such times as the Corporation is required to deliver any financial statements pursuant to Section 14(a) with respect to the quarterly period that corresponds with such Dividend Period, the Corporation shall provide each Preferred Holder with a written statement (which may be included in such financial statements) setting forth the aggregate amount of Accrued Dividends and the then-current Accreted Liquidation Preference through and including the last day of the applicable Dividend Period with respect to the Senior Perpetual Preferred Stock. Each Preferred Dividend or

Accrued Dividend paid in cash shall be paid by wire transfer in immediately available funds to the account(s) designated by each Preferred Holder in writing given to the Corporation at least five (5) days prior to the applicable Dividend Payment Date.
Section 5.Liquidation.
(a)Liquidation. Subject to the limitations set forth in the Credit Agreement or any Permitted Refinancing Indebtedness (as defined below) in respect thereof, upon the occurrence of a Liquidation Event, the Corporation shall redeem all shares of Senior Perpetual Preferred Stock on the date of such Liquidation Event. A redemption under this Section 5(a) shall be (i) in preference to and in priority over any distribution or other payment to a holder of any Junior Securities on account of its ownership thereof, and (ii) effected at a price per share of Senior Perpetual Preferred Stock equal to the Liquidation Preference. If, on the date of any such Liquidation Event, the Corporation is not permitted by law, in the written opinion of outside counsel, to redeem all of the outstanding shares of the Senior Perpetual Preferred Stock held by the Preferred Holders, then the Corporation shall redeem such shares to the fullest extent so permitted on a pro rata basis among the Preferred Holders in proportion to the number of the shares of Senior Perpetual Preferred Stock then held by a Preferred Holder as compared to the aggregate number of all issued and outstanding Senior Perpetual Preferred Stock. Any shares of the Senior Perpetual Preferred Stock that are not redeemed pursuant to the immediately preceding sentence shall remain outstanding and entitled to all of the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of the Senior Perpetual Preferred Stock set forth herein, including the right to continue to accumulate and receive Preferred Dividends as set forth in Section 4 and, under such circumstances, the redemption requirements provided hereby shall be continuous, so that at any time thereafter when the Corporation is permitted by law to redeem all or any portion of such shares, the Corporation shall immediately redeem the maximum number of such shares that is permitted by law to be redeemed at a price per share equal to the Liquidation Preference on and as of such redemption date, together with payment of any additional accumulated and unpaid Preferred Dividends. Any share of Senior Perpetual Preferred Stock redeemed pursuant to the provisions of this Section 5(a) may not be reissued. Notwithstanding anything else contained herein, no holder of Junior Securities shall receive any cash or other consideration upon a Liquidation Event by reason of its ownership thereof unless the full amount of the Liquidation Preference that the Preferred Holders are entitled to receive upon such Liquidation Event in respect of all outstanding shares of Senior Perpetual Preferred Stock have been paid in full in cash by wire transfer of immediately available funds.
(b)In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of the Liquidation Preference required to be paid in respect of each share of Senior Perpetual Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of Junior Securities in accordance with their respective entitlements.
(c)Insufficient Assets. If upon any Liquidation Event the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the Preferred Holders the full Liquidation Preference to which they are entitled under Section 5(a), (i) the Preferred Holders shall share pro rata in any distribution of the remaining assets and funds of the Corporation based on the relative aggregate Liquidation Preferences of the shares of Senior Perpetual Preferred Stock held by each such Preferred Holder, and (ii) the Corporation shall not make or agree to make any payments to the holders of Junior Securities by reason of their ownership thereof.

Section 6.Redemption.
(a)Corporation Redemption Right. Subject to the limitations set forth in the Credit Agreement or any Permitted Refinancing Indebtedness in respect thereof, from and after December 1, 2025 and until December 31, 2025, the Corporation may, by delivery of a Notice of Redemption pursuant to Section 6(c), elect to redeem a portion of the Senior Perpetual Preferred Stock from each of the Preferred Holders for an amount per share of Senior Perpetual Preferred Stock equal to the product of (i) 1.145 multiplied by (ii) the Original Liquidation Preference (“Early Redemption Price”); provided, that the aggregate number of shares that may be redeemed by the Corporation pursuant to the preceding sentence shall not exceed 50,000 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and, for the avoidance of doubt and greater certainty, the aggregate Early Redemption Price shall not exceed $57,250,000; provided, further, that in the event of any such redemption, the Corporation must redeem each of the Preferred Holders on a pro rata basis (based on the number of shares of such series of Senior Perpetual Preferred Stock bears to the total number of shares of Senior Perpetual Preferred Stock). At any time and from time to time on or after the sixth anniversary of the date hereof, by delivery of a Notice of Redemption pursuant to Section 6(c), the Corporation may, in its sole discretion, elect to redeem all or a portion of the Senior Perpetual Preferred Stock from each of the Preferred Holders for an amount equal to the Redemption Price in respect of each share of Senior Perpetual Preferred Stock to be redeemed, provided that in the event of any such redemption, the Corporation must redeem each of the Preferred Holders on a pro rata basis (based on the number of shares of such series of Senior Perpetual Preferred Stock bears to the total number of shares of Senior Perpetual Preferred Stock).
(b)Preferred Holders’ Redemption Right. Upon the earlier of (i) the date which is six months following the Latest Maturity Date (as such term is defined in the Credit Agreement as in effect on the Issue Date), but only if all outstanding amounts due by the Corporation pursuant to the Credit Agreement are not repaid, extended or refinanced (including, for the avoidance of doubt, pursuant to a replacement credit agreement) in full prior to such Latest Maturity Date, and (ii) the sixth (6th) anniversary of the Issue Date, each Preferred Holder (a “Putting Holder”) shall be entitled, at any time and from time to time, to require the Corporation to pay an amount in cash, to the Putting Holder, equal to the Redemption Price attributable to such Preferred Holder’s shares of Senior Perpetual Preferred Stock that it is requiring the Corporation to redeem (the “Put Right”); provided, that if the Putting Holder elects to exercise the Put Right, the Putting Holder shall provide not less than ten (10) Business Days’ written notice of such election and the required date of redemption to the Corporation (a “Put Execution Date”), who shall thereafter provide notice thereof to each of the other Preferred Holders. If, on the applicable redemption date related to the exercise of such Put Right, the Corporation is not permitted by law or the Credit Agreement or any Permitted Refinancing Indebtedness in respect thereof, on the advice of counsel (which may be in-house counsel), to redeem all of the outstanding shares of the Senior Perpetual Preferred Stock subject to such exercise, then the Corporation shall redeem such shares to the fullest extent so permitted on a pro rata basis among the applicable Preferred Holders in proportion to the number of the shares of Senior Perpetual Preferred Stock then held by a Preferred Holder and subject to exercise of the Put Right as compared to the aggregate number of all Senior Perpetual Preferred Stock then subject to an exercise of the Put Right; provided, that each Preferred Holder acknowledges and agrees that no payment shall be made to a Putting Holder in respect of such Putting Holder’s exercise of its Put Right (including such Putting Holder’s exercise of remedies in respect thereof) unless such payment is otherwise permitted by the Credit Agreement or any Permitted Refinancing Indebtedness in respect thereof. Any shares of the Senior Perpetual Preferred Stock that are not redeemed pursuant to the immediately preceding sentence shall remain outstanding and entitled to all of the powers, designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the shares of the Senior Perpetual Preferred Stock set forth herein, including the right to continue to accumulate and receive Preferred Dividends as set forth in Section 4 and, under such circumstances, the redemption requirements provided hereby shall be continuous, so that at any time thereafter when the Corporation is permitted by law to redeem all or any portion of such shares, the Corporation shall immediately redeem the maximum number of such shares that is permitted by law or the Credit Agreement or any Permitted Refinancing Indebtedness in respect thereof to be redeemed at a price per share equal to the Redemption Price on and as of such redemption date, together with payment of any additional accumulated and unpaid Preferred Dividends.
(c)Procedures for Corporation Redemption Right.
(i)Notice of Redemption. For purposes of Section 6(a), the Corporation shall deliver electronically or by first class mail a notice of redemption not more than sixty (60) days and not less than ten (10) days before the date of such redemption (the “Notice of Redemption”) to each Preferred Holder. The Notice of Redemption shall identify the number of shares of the Senior Perpetual Preferred Stock to be redeemed and shall state: (A) the date of such redemption; and (B) the calculation of the Liquidation Preference or other applicable redemption price of the shares of Senior Perpetual Preferred Stock to be redeemed. If less than all of the Senior Perpetual Preferred Stock is redeemed and such shares of Senior Perpetual Preferred Stock are certificated, after the date of such redemption, a new certificate for all remaining unredeemed shares of the Senior Perpetual Preferred Stock will be issued in the name of the applicable Preferred Holder.
(ii)Effect of Notice of Redemption. Once Notice of Redemption is delivered to the applicable Preferred Holders in accordance with this Section 6(c), the Early Redemption Price or Redemption Price, as applicable, of the shares of the Senior Perpetual Preferred Stock called for redemption shall become irrevocably due and payable on the date of such redemption.
(iii)Deposit of Redemption Price.
(A)Prior to 5:00 p.m., New York City time, on the date of redemption as identified in the Notice of Redemption, the Corporation shall deposit with each Preferred Holder cash in an amount equal to the Early Redemption Price or the Redemption Price, as applicable, of the applicable shares of the Senior Perpetual Preferred Stock to be redeemed on that redemption date.
(B)If the Corporation complies with the provisions of the preceding clause (A), on and after the redemption date, Preferred Dividends shall cease to accumulate on the shares of the Senior Perpetual Preferred Stock or the portions of shares of the Senior Perpetual Preferred Stock called for redemption.
(C)If any shares of the Senior Perpetual Preferred Stock called for redemption shall not be so paid upon surrender for redemption because of the failure of the Corporation to comply with clause (A) above, without prejudice to any other rights that a Preferred Holder may have at law or in equity, Preferred Dividends shall be paid on the unpaid Early Redemption Price or Redemption Price, as applicable, from the date of such redemption until such Early Redemption Price or Redemption Price, as applicable, is paid, and to the extent lawful on any Preferred Dividends accumulated to the redemption date not paid on such unpaid Early Redemption Price or Redemption Price, as applicable, in each case at the Dividend Rate.

(d)Cancellation of Shares. In the event that the Early Redemption Price or Redemption Price, as applicable, has been paid on a share of Senior Perpetual Preferred Stock, then such share of Senior Perpetual Preferred Stock shall be cancelled and retired and no such Senior Perpetual Preferred Stock may be reissued.
Section 7.Springing Liquidity Process Rights.
(a)Liquidity Transaction. In the event that, as of any applicable Put Execution Date, the Corporation has not redeemed all Senior Perpetual Preferred Stock for which the applicable Lead Investors have exercised their Put Right (the “Putting Lead Investors”) and for which the restrictions under applicable law contemplated by the second sentence of Section 6(b) do not apply (an “Event of Non-Compliance”), and such Event of Non-Compliance has continued uncured for thirty (30) days (provided that if the Board has a reasonable and good faith basis to expect that the Corporation shall be able to enter into a Liquidity Transaction (as defined below) on or before sixty (60) days after the end of such thirty (30) day period, then such thirty (30) day period shall be increased by an additional sixty (60) days), then, in addition to any other remedies available at law or in equity or set forth in this Certificate of Designation (including Section 11) and without limiting the obligations of the Corporation to comply with its obligations hereunder with respect to such Put Right, following such Put Execution Date until the Corporation has redeemed all Senior Perpetual Preferred Stock with respect to which such Putting Lead Investors have exercised the Put Right (the “Liquidity Period”), the Putting Lead Investors will have the right to cause the Corporation to diligently and in good faith pursue one or more of the following (it being the Corporation’s option or, following the start of the Springing Rights Control Period, the option of the Putting Lead Investors, which one or more to pursue): (i) an issuance of securities of the Corporation (which may be debt, common stock, preferred stock or other equity securities); (ii) a transaction or series of transactions that would constitute a Liquidation Event; (iii) a leveraged recapitalization or other financing transaction; or (iv) any other transaction or series of transactions, in each case, resulting in sufficient proceeds available for distribution to the Putting Lead Investors to redeem all such Senior Perpetual Preferred Stock (a “Liquidity Transaction”).
(b)Required Actions. During the Liquidity Period, the Corporation shall (i) cause the management of the Corporation to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable to effect a Liquidity Transaction, (ii) engage an independent financial advisor (the “Financial Advisor”) selected by the Corporation and approved by the Putting Lead Investors (such approval not to be unreasonably withheld) to facilitate a Liquidity Transaction, (iii) keep the Putting Lead Investors reasonably informed of the status, details and terms of any proposed Liquidity Transaction, (iii) upon request of the Putting Lead Investors, provide the Putting Lead Investors with copies of any documents prepared or received in connection with any proposed Liquidity Transaction and (iv) not enter into any Liquidity Transaction without the affirmative consent of the Putting Lead Investors, unless such Liquidation Transaction is accompanied by the concurrent redemption of all outstanding Senior Perpetual Preferred Stock.
(c) Process. During the Liquidity Period, the Corporation shall direct the Financial Advisor to establish procedures to effect a Liquidity Transaction in an orderly manner with the objective of (x) achieving the highest available value for the Corporation within a reasonable period of time and (y) redeeming all such Senior Perpetual Preferred Stock. The Corporation shall cause the Liquidity Transaction to be pursued in accordance with such procedures and under the direction of the Corporation in consultation with the Putting Lead Investors, and the Corporation and the Board will reasonably cooperate with the Putting Lead Investors and the Financial Advisor, and will use reasonable best efforts to effect the Liquidity Transaction, including by (in each case as appropriate in light of the circumstances): (i) preparing a data room containing customary diligence materials and a confidential information memorandum, (ii) preparing and attending management presentations, (iii) responding to due diligence inquiries, (iv) providing potential acquirors, investors, underwriters and their respective Representatives with access to the Corporation’s books and records and personnel (subject to executing customary non-disclosure agreements), (v) requesting receipt of indications of interest from potential acquirors or investors, (vi) reviewing and considering in good faith any offers received from potential acquirors or investors, and (vii) negotiating reasonably, and in good faith, the terms of any potential Liquidity Transaction. The Corporation will instruct its legal counsel to prepare all necessary documentation in connection with the Liquidity Transaction.
(d)Controlled Process. In the event a Liquidity Transaction has not been completed within one hundred and eighty (180) days following the applicable Put Execution Date, then the Putting Lead Investors shall also have the right, exercisable by giving written notice to the Corporation at any time during the Springing Control Rights Period, to take control of and direct the process with respect to a Liquidity Transaction and to cause the Corporation to consummate any Liquidity Transaction (which may be a different Liquidity Transaction than that originally pursued by the Corporation, at the option of the Putting Lead Investors) in an orderly manner with the objective of achieving the redemption of all such Senior Perpetual Preferred Stock (such process, a “Controlled Process”) until all such Senior Perpetual Preferred Stock has been redeemed (the period starting on the date that is one hundred eighty (180) days following the commencement of the Liquidity Period and ending upon the redemption of all such Senior Perpetual Preferred Stock, the “Springing Control Rights Period”); provided, that the Putting Lead Investors shall keep the Corporation reasonably informed of, and consult in good faith with the Corporation with respect to, the status, details and terms of any proposed Liquidity Transaction and provide the Corporation with copies of any documents prepared or received in connection with any proposed Liquidity Transaction and promptly notify the Corporation in writing of any material developments. In addition to any action required pursuant to Section 7(c), the Corporation shall, and shall cause the management of the Corporation and its controlled Affiliates to, reasonably cooperate with the Putting Lead Investors and the Financial Advisor and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or desirable to effect a Liquidity Transaction in connection with the Controlled Process.
(e)Further Assurances. During the Liquidity Period, the Corporation shall use reasonable best efforts to take or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or reasonably desirable in order to expeditiously consummate such Liquidity Transaction pursuant to this Section 7 and any related transactions, including executing, acknowledging and delivering agreements (including any equity purchase agreement or similar agreement or any customary voting agreement to support and not object to such Liquidity Transaction), consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; exercising any drag along rights, proxies, and otherwise reasonably cooperating with the Putting Lead Investors and any Financial Advisor or legal counsel engaged in connection with a Liquidity Transaction.
(f)Expenses. (i) All costs and expenses incurred by the Corporation in connection with any proposed Liquidity Transaction pursuant to this Section 7 (whether or not such Liquidity Transaction is consummated), including all attorneys’ fees and expenses, all accounting fees and charges and all brokerage or investment banking fees, charges or commissions, shall be paid by the Corporation and (ii) all reasonable and documented out-of-pocket costs and expenses incurred by the Corporation and the Putting Lead Investors in connection with any Controlled Process (whether or not a Liquidity

Transaction is consummated pursuant thereto), including all reasonable and documented attorneys’ fees and expenses of a single counsel on behalf of all of the Putting Lead Investors, all accounting fees and charges and all brokerage or investment banking fees, charges or commissions of a single investment bank on behalf of the Corporation and all of the Putting Lead Investors (which investment bank shall be selected by the Corporation), shall be paid by the Corporation.
(g)Notwithstanding anything to the contrary herein, this Section 7 shall be subject to the Credit Agreement or any Permitted Refinancing Indebtedness in respect thereof (provided that if a Liquidity Transaction can be effected in compliance with, or in an amount that would create sufficient proceeds to repay and, for the avoidance of doubt, repay, such indebtedness, this Section 7 shall continue to apply to such extent), any applicable laws (including common law), and any applicable rules and regulations of the stock exchange on which the Corporation’s stock is then traded.
Section 8.Voting Rights. The Preferred Holders shall not be entitled to vote on any matter, other than those matters specified in this Certificate of Designation and as may be required pursuant to applicable law, including the DGCL.
Section 9.Protective Provisions. For so long as any shares of Senior Perpetual Preferred Stock remain outstanding, the Corporation shall be required to obtain the consent in writing of (x) if the Lead Investors together with their Affiliates (including, for the avoidance of doubt, in the case of Morgan Stanley, NL Monarch Holdings LLC and, in the case of Bain, NL Monarch Holdings II LLC) and Related Funds hold, collectively, at least twenty-five percent (25%) of the then-outstanding shares of Senior Perpetual Preferred Stock, then the Lead Investors, or (y) if the Lead Investors together with their Affiliates (including, for the avoidance of doubt, in the case of Morgan Stanley, NL Monarch Holdings LLC and, in the case of Bain, NL Monarch Holdings II LLC) and Related Funds hold, collectively, less than twenty-five (25%) of the then-outstanding shares of Senior Perpetual Preferred Stock, then a majority of the shares of Senior Perpetual Preferred Stock then-outstanding held by the holders (if any) of more than ten percent (10%) of the then-outstanding shares of Senior Perpetual Preferred Stock ((x) or (y), as applicable, the “Requisite Holders”), prior to the Corporation or any Subsidiary doing (or agreeing or committing to do) any of the following either directly or indirectly, or by amendment, merger, consolidation or otherwise (any such action or transaction without such consent being null and void ab initio and of no force and effect):
(a)Constituent Documents. Amend, alter, modify or repeal the Certificate of Incorporation, this Certificate of Designation or any provision thereof, including the amendment of the Certificate of Incorporation by the adoption or amendment of any certificate of designation or similar document, in a manner that would adversely affect the rights, privileges, powers, preferences or ranking of the Senior Perpetual Preferred Stock;
(b)New Capital Stock. Authorize the creation of, issue or obligate itself to issue, any additional class or series of Capital Stock of the Corporation (or any Common Stock Equivalents or any security convertible into or exercisable for any class or series of Capital Stock of the Corporation) that ranks senior to or on parity with the Senior Perpetual Preferred Stock with respect to dividends, liquidations or redemptions;
(c)Additional Preferred Equity. Increase the number of authorized shares of the Senior Perpetual Preferred Stock;

(d)Dividends; Redemptions. Purchase or redeem or declare or pay any dividend or distribution on or in respect of the Capital Stock (other than the Senior Perpetual Preferred Stock in accordance with this Certificate of Designation) or Common Stock Equivalents of the Corporation to any holder of such Capital Stock or Common Stock Equivalents in their capacity as such, other than a dividend or distribution payable in shares of Capital Stock, or in respect of any Common Stock Equivalents, unless there are no accrued but unpaid Preferred Dividends (or, if applicable, Accrued Dividends) on the Senior Perpetual Preferred Stock then outstanding other than the redemption or repurchase of Capital Stock or Common Stock Equivalents from employees, directors, officers or consultants of the Corporation or its Subsidiaries in connection with the cessation of their employment with or services to the Corporation or its Subsidiaries, which redemption or repurchase shall not exceed the fair market value of such Capital Stock or Common Stock Equivalents;
(e)Liquidation. Voluntarily liquidate, dissolve or wind-up the affairs of the Corporation, unless provision is made in connection with such liquidation, dissolution or winding up to redeem each share of Senior Perpetual Preferred Stock for the then applicable Liquidation Preference;
(f)Indebtedness. Issue, incur or guarantee, or permit any of its Subsidiaries (other than advances pursuant to the LOCSA by SelectQuote MSO, LLC, a Delaware limited liability company, to the affiliated medical practice of the Corporation and its Subsidiaries, or any replacement facility in respect thereof) to issue, incur or guarantee, any indebtedness for borrowed money on or after the Issue Date, except for (i) purchase money indebtedness incurred to finance equipment purchases in the ordinary course of business, (ii) any borrowings under the Credit Agreement or any replacement credit agreement thereof (including, for the avoidance of doubt, borrowings under any revolving credit facility that replaces, or extends the termination date of, the Revolving Credit Facility (as defined in the Credit Agreement) in amounts available thereunder as of the date hereof, in each case, so long as any such replacement, amendment or extension satisfies the Refinancing Conditions, (iii) any borrowings under the ABS Documents, (iv) any intercompany Indebtedness among the Corporation and its wholly-owned Subsidiaries, (v) any warehouse lending facility to support any borrowings under the ABS Documents, (vi) so long as of the last day of the immediately preceding fiscal quarter, the Leverage Ratio (including, for the purposes of this calculation, all indebtedness under the ABS Documents or any other third-party financing, including any securitization) is less than or equal to 2x, indebtedness in an aggregate principal amount up to $25 million (for the avoidance of doubt, this clause (vi) only permits the Corporation to incur indebtedness in an aggregate principal amount up to $25 million without the consent of the Requisite Holders from and after the Issue Date (assuming the other conditions set forth in this clause (vi) are satisfied)), and (vii) any refinancing of the Credit Agreement, the ABS Documents or any other third-party financing of the Corporation and its Subsidiaries, including any securitization, which refinancing (A) satisfies the Refinancing Conditions and is on terms not materially less favorable to the Corporation, taken as whole, than any of the Credit Agreement, the ABS Documents or any other third-party financing of the Corporation and its Subsidiaries; provided, that any such indebtedness with terms less favorable to the Corporation than those set forth in Section 1.7 (Optional Prepayments) (other than customary call protection on market terms, which shall be deemed not to be materially less favorable to the Corporation, taken as a whole) or Section 5.7 of the Credit Agreement (Restricted Payments) shall be deemed to have terms that are materially less favorable to the Corporation, taken as a whole, or (B) is otherwise reasonably acceptable to the Requisite Holders; provided, in each case the primary use of the proceeds of such indebtedness is to (x) repay amounts owing under the Credit Agreement, the ABS Documents or any other then-existing Indebtedness, or (y) redeem the Senior Perpetual Preferred Stock as set forth in this Certificate of Designation, together with, in each case, customary fees, expenses and discounts related to such financing (any such indebtedness “Permitted Refinancing Indebtedness”); provided, further, that the Corporation shall consult with the Requisite Holders in good faith and shall keep the Requisite

Holders reasonably informed of its efforts in respect of any refinancing of the Credit Agreement, the ABS Documents or any prior refinancing thereof; provided, further, that any refinancing, amendment, modification, replacement or extension of any indebtedness existing as of the date hereof, or any new indebtedness incurred after the date hereof, in each case, as permitted by this Section 9(f), shall in all cases satisfy the Refinancing Conditions;
(g)Transactions with Affiliates. Enter into any contract, transaction or arrangement with any of its officers, directors or Affiliates, or amend the terms of any existing contract, transaction or arrangement with any of its Affiliates involving aggregate payments or consideration in excess of $120,000 for any individual transaction or series of related transactions, except:
(i)the payment of reasonable fees and reimbursement of out-of-pocket expenses to directors of the Corporation or any of its Subsidiaries;
(ii)compensation and employee benefit arrangements paid to, indemnities provided for the benefit of, and employment and severance arrangements entered into with directors, officers, managers, consultants or employees of the Corporation and approved by the Board;
(iii)the issuance of Capital Stock not otherwise prohibited by this Certificate of Designation; and
(iv)any refinancing or third-party financing permitted by Section 9(f).
(h)Disposition of Assets: Sell or dispose of, in any transaction or series of related transactions, any assets (including the sale or disposition of any stock of any Subsidiary), other than in the ordinary course of business, except for (i) the equity of and/or assets related to SelectQuote Auto & Home Insurance Services, LLC and its Subsidiaries, or (ii) any assets related to the term life or final expense lines of business of the Corporation and its Subsidiaries;
(i)Acquisitions; Joint Ventures. Acquire or agree to acquire any stock or significant assets of any third party, or enter into or agree to enter into any joint venture with any third party in excess of $15,000,000;
(j)Actions in Contravention of Credit Agreement. Take any action that causes any event or condition to occur that constitutes an “Event of Default” (as defined in the Credit Agreement) to occur and such “Event of Default” results in the Indebtedness outstanding pursuant to the Credit Agreement becoming due and payable prior to its stated maturity (with all applicable grace periods having expired);
(k)Anti-Layering. Create or hold Capital Stock in any Subsidiary that is not a wholly-owned Subsidiary;
(l)Amendments to Credit Agreement. Unless a default under the Credit Agreement has occurred or is reasonably likely to occur and the relevant transaction, amendment or waiver which would cure or avoid such default has received prior approval from the Board in good faith, amend or waive any provision of the Credit Agreement in a manner that would not satisfy the Refinancing Conditions; provided that the consent of the Requisite Holders shall in all cases be required for any amendment or waiver to any provision of the Credit Agreement in a manner that would further modify the Corporation’s ability to redeem any shares of Senior Perpetual Preferred Stock;

(m)Subsidiaries. Permit any Subsidiary to take any action that, if taken by the Corporation, would require the consent of the Requisite Holders pursuant to this Section 9.
Section 10.Change of Control Consent Right. For so long as any shares of Senior Perpetual Preferred Stock remain outstanding, the Corporation shall be required to obtain the consent in writing of the Lead Investors prior to the Corporation or any Subsidiary effecting a Change of Control prior to February 28, 2031.
Section 11.Remedies for Breach. In addition to any remedies available to the Preferred Holders at law or in equity, for so long as any shares of Senior Perpetual Preferred Stock remain outstanding, upon the occurrence and during the continuation of any Preferred Default, the Dividend Rate shall automatically increase, one (1) time, by 2.00% per annum until such Preferred Default is cured (to the extent such Preferred Default is capable of cure) or waived by the Requisite Holders. For the avoidance of doubt, upon such time that the Preferred Default is cured, the Dividend Rate shall automatically decrease by 2.00% per annum. From and after the start of any Liquidity Period pursuant to Section 7 above, in addition to the increase to the Dividend Rate contemplated by the immediately preceding sentence, the Dividend Rate with respect to any Senior Perpetual Preferred Stock for which the Putting Lead Investors have exercised their Put Right shall be increased by an additional 1.00% per annum as of the start of such Liquidity Period and will be further increased by an additional 1.00% per annum as of the start of each three-month anniversary of the start of such Liquidity Period; provided, that the Dividend Rate shall not be increased pursuant to this Section 11 to an amount greater than 20.00% per annum.
Section 12.Written Consent. Any action as to which a class vote of the Preferred Holders is required pursuant to the DGCL may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by Preferred Holders having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Senior Perpetual Preferred Stock entitled to vote thereon were present and voted and shall be delivered to the Corporation.
Section 13.Transfer Restrictions. The shares of Senior Perpetual Preferred Stock owned by any Preferred Holder shall be freely transferable, subject to compliance with applicable securities laws. Notwithstanding anything to the contrary herein, the shares of Senior Perpetual Preferred Stock shall not be transferrable or be transferred without the prior written consent of the Corporation to (a) any Person agreed in writing between the Corporation and the Requisite Holders hereof and any additional Person requested by the Corporation in writing that the Requisite Holders do not object to as not reasonably considered a meaningful competitor of the Corporation within ten (10) days of such request, (b) to any Person that the Preferred Holder knows beneficially owns more than five percent (5%) of the Corporation’s capital stock on a fully diluted basis, or (c) any Person that holds itself out as an “activist” investor or is otherwise identified as an activist investor on the most-recently available “SharkWatch 50” list or, in the event that the “SharkWatch 50” list is no longer published, on a substantially similar reputable published list of the most prominent activist investors regularly relied on or cited to by industry associations, public authorities or proxy advisors in the context of activism activities, or any controlled Affiliate of such Persons, in each case of (a), (b) and (c), other than to a Preferred Holder (including, for the avoidance of doubt, any Lead Investor). Any purported transfer which is not in accordance with this Certificate of Incorporation shall be null and void ab initio and of no force and effect.

Section 14.Information Rights. For so long any shares of Senior Perpetual Preferred Stock remains outstanding, the Corporation shall provide to each holder of Senior Perpetual Preferred Stock:
(a)as soon as available and in any event within 45 days after the end of each fiscal quarter, a consolidated balance sheet of the Corporation and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, cash flows and stockholders’ equity for such fiscal quarter and for the portion of the Corporation’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(b)as soon as available and in any event within one hundred twenty (120) days for each fiscal year, the audited consolidated and consolidating balance sheet of the Corporation and its Subsidiaries as of the end of such fiscal year and related statements of income, cash flows and stockholders’ equity for such fiscal year (except that consolidating statements shall not be required to include statements of cash flows or stockholders’ equity), in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, which consolidated statements shall be accompanied by an opinion of Deloitte Touche Tohmatsu, Ernst & Young, KPMG International or PriceWaterhouseCoopers or other independent public accountants of recognized national standing, stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Corporation and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP;
(c)on or before the end of the third (3rd) month of each fiscal year, a quarterly (or, in the sole discretion of the Corporation, monthly) consolidated budget for the Corporation and its Subsidiaries for such fiscal year, including a projected consolidated balance sheet as of the end of such fiscal year, the related consolidated statements of projected cash flows and projected income, and a description of the material underlying assumptions applicable thereto;
(d)(i) within three (3) Business Days of delivery to the Administrative Agent (as defined in the Credit Agreement), copies of all material notices delivered to such Administrative Agent pursuant to the terms of the Credit Agreement and a copy of all material amendments to and/or waivers of the Credit Agreement, and (ii) within three (3) Business Days following delivery or receipt by the Corporation or its subsidiaries, copies of all material notices delivered or received and a copy of all material amendments to and/or waivers of, the ABS Documents;
(e)upon the written request of the Preferred Holders holding the majority of the issued and outstanding Senior Perpetual Preferred Stock or the Lead Investors, the Corporation shall make one or more appropriate, senior members of the Corporation’s management team available for a conference call with the Preferred Holders to report on the Corporation’s financial results, provided, that the Preferred Holders and the Lead Investors, collectively, may request such a conference call no more than one (1) times in any fiscal quarter.
The obligations of the Corporation pursuant to clauses (a) and (b) of this Section 14 may be satisfied by the timely filing by the corporation of annual and quarterly reports with the Securities and Exchange Commission containing the relevant information.
Section 15.Additional Definitions. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

(a)“ABS Documents” means (i) that certain Note Purchase Agreement, dated as of the October 15, 2024, with each person party thereto as a “Purchaser” (collectively, the “ABS Purchasers”) pursuant to which the ABS Purchasers have purchased the SQ ABS Issuer, LLC, an aggregate principal amount of $60,000,000 Class A Asset-Backed Notes and an aggregate principal amount of $40,000,000 Class B Asset-Backed Notes (collectively, the “ABS Notes”) and (ii) certain Indenture, dated as of October 15, 2024 (the “ABS Indenture”), with UMB Bank, National Association, as Indenture Trustee, as Paying Agent, as Securities Intermediary and as Note Registrar.
(b)“Accreted Liquidation Preference” means, as of any date of determination for a share of Senior Perpetual Preferred Stock, the sum of (i) the Original Liquidation Preference, plus (ii) the aggregate amount of unpaid Accrued Dividends with respect to such share of Senior Perpetual Preferred Stock as of such date of determination, if any.
(c)“Accrued Dividend” has the meaning set forth in Section 4(b).
(d)“Adjusted EBITDA” has the meaning ascribed to the term “Consolidated EBITDA” in that certain Eleventh Amendment to Credit Agreement dated as of October 15, 2024, by and among the Corporation, the Credit Parties Party thereto, the Lenders Party thereto, Wilmington Trust, National Association, and Ares Capital Corporation.
(e)“Affiliate” means, of any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; provided, that, with respect to any Preferred Holder, the term “Affiliate” shall not include any portfolio companies of such Person that is a professional investor. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.
(f)“Bain” means BCIS Monarch Investor, L.P. or any other entity through which BCIS Monarch Investor, L.P. indirectly holds Senior Perpetual Preferred Stock.
(g)“Board” has the meaning set forth in the recitals hereto.
(h)“Business Day” means any day other than a Saturday, a Sunday or any day on which banks in New York, New York are authorized or required by applicable law to be closed for business.
(i)“Capital Stock” means (i) in the case of a corporation, corporate stock, and (ii) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, and including any debt securities convertible into or warrants, options or rights to acquire Capital Stock, whether or not such debt securities, warrants, options or rights include any right of participation with Capital Stock.
(j)“Certificate of Designation” means this certificate of designation for the Senior Perpetual Preferred Stock, as such shall be amended, amended and restated or otherwise modified from time to time.
(k)“Certificate of Incorporation” has the meaning set forth in the recitals hereto.

(l)“Change of Control” means (i) any sale, lease, or transfer or related series of sales, leases or transfers of all or substantially all of the assets of the Corporation and its Subsidiaries or (ii) any merger, consolidation, recapitalization, or reorganization of the Corporation or any of its Subsidiaries with or into another Person other than a wholly-owned Subsidiary, unless the holders of a majority of the Voting Stock prior to such transaction continue to hold, directly or indirectly, a majority of the voting power of the Corporation or surviving corporation in such transaction.
(m)“Code” means the U.S. Internal Revenue Code of 1986, and the U.S. Treasury Department Regulations promulgated thereunder, each as amended from time to time.
(n)“Common Stock” means the shares of common stock, par value $0.01 per share, of the Corporation.
(o)“Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.
(p)“Controlled Process” has the meaning set forth in Section 7(d).
(q)“Corporation” has the meaning set forth in the recitals hereto.
(r)“Credit Agreement” means that certain Credit Agreement dated as of November 5, 2019 by and among (i) SelectQuote, Inc., a Delaware corporation, as borrower, (ii) certain subsidiaries of SelectQuote, Inc. from time to time party thereto, (iii) each lender from time to time party thereto and (iv) Ares Capital Corporation as administrative agent for the lenders (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
(s)“Deemed Dividend” has the meaning set forth in Section 17(f)(ii).
(t)“DGCL” means the Delaware General Corporations Law as may be amended from time to time.
(u)“Dividend Payment Date” shall mean each January 1, April 1, July 1 and October 1; provided, that if a Dividend Payment Date is not a Business Day, such Dividend Payment Date shall be deemed to be immediately following Business Day, provided, further that the first Dividend Payment Date shall be July 1, 2025.
(v)“Dividend Period” means each (i) January 1 through and including March 31; (ii) April 1 through and including June 30; (iii) July 1 through and including September 30; and (iv) October 1 through and including December 31; provided, that the first Dividend Period will be from the Issue Date through and including the first Dividend Payment Date.
(w)“Dividend Rate” means 14.5% per annum (calculated on the basis of actual days elapsed over a year of three hundred sixty (360)-days consisting of twelve (12) thirty (30) day months), subject to increase as set forth in Section 11, provided, that so long as any Preferred Dividend is paid in cash, the Dividend Rate shall decrease to 13.5% per annum as of the first day of the first fiscal quarter with respect to which (i) the Corporation has, as of the last day of the immediately preceding fiscal quarter, Liquidity of no less than $50,000,000, and (ii) as of the last day of the immediately preceding fiscal quarter, either (x) (1) the aggregate amount outstanding pursuant to the Credit Agreement (or a replacement credit agreement, as applicable) is less than or equal to $200,000,000, and (2) the Interest Coverage Ratio is greater than or equal to 2.0x, or (y) the Leverage Ratio is less than or equal to 2.0x, and such decreased Dividend Rate shall also be subject to increase as set forth in Section 11.
(x)“Dollar” and “$” mean lawful money of the U.S.
(y)“Early Redemption Price” has the meaning set forth in Section 6(a).
(z)“Event of Non-Compliance” has the meaning set forth in Section 7(a).
(aa)“Financial Advisor” has the meaning set forth in Section 7(b).
(ab)“GAAP” means generally accepted accounting principles as applied in the U.S., consistently applied for the periods covered thereby.
(ac)“Indebtedness” shall have the meaning set forth in the Credit Agreement.
(ad)“Interest Coverage Ratio” means the ratio obtained by dividing (i) the Corporation’s Adjusted EBITDA for the trailing twelve (12) months, by (ii) the Corporation’s consolidated total interest expense as determined in accordance with GAAP for such period. The Interest Coverage Ratio shall be tested on a quarterly basis.
(ae)“Issue Date” means February 28, 2025.
(af)“Junior Securities” has the meaning set forth in Section 2.
(ag)“Lead Investors” means Morgan Stanley and Bain.
(ah)“Leverage Ratio” means the ratio obtained by dividing (i) the Corporation’s Senior Secured Debt as of the last day of the Corporation’s most recently completed fiscal quarter for which financial statements of the Corporation are available by (ii) Adjusted EBITDA for the trailing twelve (12) months, which shall be adjusted pro forma to account for any acquisition made by the Corporation as permitted by this Certificate of Designation. The Leverage Ratio shall be tested on a quarterly basis.
(ai)“Liquidation Event” means (i) a liquidation, dissolution or winding up of the affairs of the Corporation, or (ii) a Preferred Default.
(aj)“Liquidation Preference” means the sum of (i) the Accreted Liquidation Preference and (ii) all accrued and unpaid Preferred Dividends, if any, on such share of Senior Perpetual Preferred Stock which have accrued since the most recent Dividend Payment Date to, but not including, the time of such Liquidation Event.
(ak)“Liquidity” means, as of any time of determination, the sum of, without duplication, (i) Availability (as defined in the Credit Agreement) and/or any committed and available amount under any additional or replacement debt facility as of such time of determination and (ii) unrestricted cash and cash equivalents that would be included in the consolidated balance sheet of the Corporation and its Subsidiaries as of such time in accordance with GAAP.
(al)“Liquidity Period” has the meaning set forth in Section 7(a).

(am)“Liquidity Transaction” has the meaning set forth in Section 7(a).
(an)“LOCSA” means the Line of Credit and Security Agreement, effective as of September 1, 2024, by and between SelectSync Medical, P.A., a Kansas professional corporation, and SelectQuote MSO, LLC, a Delaware limited liability company.
(ao)“Morgan Stanley” means MS Capital Partners Adviser Inc.
(ap)“Notice of Redemption” has the meaning set forth in Section 6(c).
(aq)“Original Liquidation Preference” means with respect to each outstanding share of Senior Perpetual Preferred Stock, $1,000.
(ar)“Permitted Refinancing Indebtedness” has the meaning set forth in Section 9(f).
(as)“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, governmental authority or any other entity.
(at)“Preferred Default” means (i) the failure of the Corporation to fully and timely perform any of its payment obligations with respect to the Senior Perpetual Preferred Stock as set forth in this Certificate of Designation, including, but not limited to, any failure by the Corporation on the applicable redemption date to consummate the Put Right due to any prohibition under applicable law or limitations set forth in the Credit Agreement, (ii) any act of the Corporation or its Subsidiaries that was taken in violation of Section 9 or Section 10 of this Certificate of Designation, without regard to the invalidity of such act or purported act pursuant to Section 9 or Section 10 of this Certificate of Designation, (iii) any failure to deliver the Warrant Shares (as defined in a Warrant) in accordance with the terms of a Warrant or the failure by the Corporation to fully and timely issue the applicable number of Warrants (if any) pursuant to the Purchase Agreements, (iv) any failure to nominate a Preferred Director (as defined in that Board Designation Agreements dated as of February 10, 2025 by and between the Corporation and MS Capital Partners Adviser Inc.), (v) any failure to nominate a Preferred Director (as defined in that Board Designation Agreement, dated as of February 10, 2025 by and between the Corporation and BCIS Monarch Investor, L.P.), in each case of clauses (ii) through (v) that is not cured within thirty (30) days following the Lead Investors’ delivery of a written notice to the Corporation setting forth such violation, or (vi) the occurrence of an “Event of Default” (or any comparable term) under and as defined in the Credit Agreement or any other agreement evidencing material Indebtedness entered into by the Corporation (after giving effect to any applicable cure periods) that results in such Indebtedness being accelerated and becoming due and payable prior to its stated maturity as a result of such “Event of Default.”
(au)“Preferred Dividends” has the meaning set forth in Section 4(a).
(av)“Preferred Holder” means any holder of outstanding Senior Perpetual Preferred Stock as they appear in the records of the Corporation.
(aw)“Preferred Stock” has the meaning set forth in the recitals hereto.
(ax)“Purchase Agreements” means that certain (i) Senior Preferred Stock Purchase Agreement, by and between NL Monarch Holdings LLC and the Corporation, dated as of February 10,

2025 and (ii) Senior Preferred Stock Purchase Agreement, by and between NL Monarch Holdings II LLC and the Corporation, dated as of February 10, 2025.
(ay)“Put Execution Date” has the meaning set forth in Section 6(b).
(az)“Put Right” has the meaning set forth in Section 6(b).
(ba)“Putting Holder” has the meaning set forth in Section 6(b).
(bb)“Putting Lead Investors” has the meaning set forth in Section 7(a).
(bc)“Redemption Price” means the sum of (i) the Accreted Liquidation Preference and (ii) all accrued and unpaid Preferred Dividends, if any, on such share of Senior Perpetual Preferred Stock which have accrued since the most recent Dividend Payment Date to, but not including, the applicable redemption date.
(bd)“Refinancing Conditions” means, (i) with respect to any indebtedness or refinancing (including the Credit Agreement or any refinancing thereof), (A) there shall be no provision or obligation which is disproportionately adverse to the Senior Perpetual Preferred Stock or the Warrants relative to the other classes of equity securities of the Corporation, (B) it is on terms and conditions not materially less favorable to the Corporation, taken as whole, than the Credit Agreement, ABS Documents or any other third-party financing of the Corporation and its Subsidiaries outstanding as of the date hereof (subject to the proviso set forth in Section 9(f)(vii)(A) above), or (C) it would not result in any increased commitments or borrowings in excess of the amounts otherwise permitted by the Credit Agreement and the ABS Documents, as each is in effect on the Issue Date (including, all accrued but unpaid interest thereunder, whether or not capitalized), other than as contemplated by Sections 9(f)(vi) or (f)(vii) above, and (ii) with respect to any indebtedness under or refinancing of the Credit Agreement or any permitted refinancing thereof, (A) it would not result in an increase in the interest rates from those charged under the Credit Agreement or the ABS Documents (as each is in effect on the Issue Date), in each case, by more than 0.50% percentage points per annum from the interest rate then in effect, or (B) the lenders thereunder shall not include any Person (or any Affiliate of such Person) agreed in writing between the Corporation and the Requisite Holders.
(be)“Related Fund” means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person, including in relation to a fund or other investment vehicle (the “First Fund”), a fund or other investment vehicle which is (i) managed or advised by the same investment manager or investment adviser as the First Fund or (ii) if it is managed by a different investment manager or investment adviser, a fund or other investment vehicle whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the First Fund.
(bf)“Requisite Holders” has the meaning set forth in Section 9.
(bg)“Senior Perpetual Preferred Stock” has the meaning set forth in Section 1.
(bh)“Senior Secured Debt” means the aggregate principal amount of loans outstanding under the Credit Agreement, or any indebtedness for borrowed money incurred after the date hereof to refinance obligations under the Credit Agreement, including any securitization incurred for such purpose.
(bi)“Springing Control Rights Period” has the meaning set forth in Section 7(d).

(bj)“Subsidiary” means with respect to any Person, any corporation, association or other business entity of which such Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding Voting Stock or other ownership interests or who controls the board of directors, board of managers, manager or other relevant governing body or entity of such Person.
(bk)“U.S.” means the United States of America.
(bl)“USRPHC” has the meaning set forth in Section 17(f)(vi).
(bm)“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person (or similar governing entity or body in respect of such Person).
(bn)“Warrants” means the warrants acquired by the Preferred Holders pursuant to the Purchase Agreements.
Section 16.Share Certificates; Legends.
(a)If any certificates representing shares of Senior Perpetual Preferred Stock shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the lost, stolen or destroyed certificate, a new certificate of like tenor and representing an equivalent number of shares of Senior Perpetual Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such certificate and indemnity by the Preferred Holder thereof, if requested, reasonably satisfactory to the Corporation.
(b)Each certificate representing shares of Senior Perpetual Preferred Stock shall contain a legend substantially to the following effect (in addition to any legends required under applicable securities laws and any applicable legend in the Purchase Agreements):
ANY TRANSFEREE OF THIS CERTIFICATE (AND THE SHARES REPRESENTED BY THIS CERTIFICATE) SHOULD CAREFULLY REVIEW THE TERMS OF THE CORPORATION’S CERTIFICATE OF DESIGNATION RELATING TO THE SHARES OF SENIOR PERPETUAL PREFERRED STOCK.
If any shares of Senior Perpetual Preferred Stock are not represented by certificates, an appropriate notation shall be made in book entry in the share registry with respect to such shares to make appropriate reference to such restrictions and an appropriate notice in compliance with applicable law shall be sent to each person to whom uncertificated shares of Senior Perpetual Preferred Stock are issued or any transferee thereof.
Section 17.Miscellaneous. For purposes of this Certificate of Designation, the following provisions shall apply:
(a)Status of Cancelled Shares. Shares of Senior Perpetual Preferred Stock which have been redeemed, repurchased or otherwise acquired by the Corporation shall be retired and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series, and such shares may not be reissued as Senior Perpetual Preferred Stock of the Corporation.

(b)Severability. If any right, preference or limitation of the Senior Perpetual Preferred Stock set forth in this Certificate of Designation is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate of Designation which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.
(c)Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
(d)Notices. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be in writing and shall be deemed sufficiently given and served for all purposes (i) when personally delivered or given by email or (ii) one (1) Business Day after deposit with an overnight courier service. Such communications must be sent (A) to the Corporation, at its principal executive offices and (B) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 17(d)).
(e)Interpretation.
(i)When a reference is made in this Certificate of Designation to Sections, paragraphs, clauses or similar subdivisions, such reference shall be to a Section, paragraph, clause or subdivision to or of this Certificate of Designation unless otherwise indicated. The words “include,” “includes,” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Words in the singular form will be construed to include the plural, and vice versa, unless the context requires otherwise. Unless the defined term “Business Days” is used, references to “days” in this Certificate of Designation refer to calendar days. The Preferred Holders have participated jointly in the negotiation and drafting of this Certificate of Designation. In the event any ambiguity or question of intent or interpretation arises, this Certificate of Designation shall be construed as if drafted jointly by the Corporation and the Preferred Holders, and no presumption or burden of proof shall arise favoring or disfavoring any such Person by virtue of the authorship of any provision of this Certificate of Designation.
(ii)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial calculations) required to be submitted pursuant to this Certificate of Designation shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated balance sheet of the Corporation and its Subsidiaries for the fiscal year ended June 30, 2024, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Corporation and its Subsidiaries, including the notes thereto, except as otherwise specifically prescribed in this Certificate of Designation.
(iii)If at any time any change in GAAP would affect the computation of any financial requirement set forth in this Certificate of Designation, and either the Corporation or the Lead Investors shall so request, the Corporation and the Lead Investors shall negotiate in good faith to amend such requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lead Investors); provided, that, until so amended, (A) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (B) the Corporation shall provide to the holders of shares of Senior Perpetual Preferred Stock the financial statements and other documents required under this Certificate of Designation or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, with respect to the accounting for leases as either operating leases or capital leases and the impact of such accounting in accordance with FASB ASC 842 on the definitions and covenants herein, GAAP as in effect on July 1, 2020 shall be applied, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.
(f)Certain Tax Matters.
(i)The Corporation (which term for purposes of this Section 17(f)(i) and Section 17(f)(ii) shall include any applicable withholding agent) shall be entitled to deduct and withhold from or with respect to any and all payments, dividends, distributions and any other amounts (including Deemed Dividends) attributable to any Senior Perpetual Preferred Stock such amounts (including backup withholding taxes) as are required to be deducted and withheld under the Code or any other applicable provision of federal, state, local or non-U.S. law and remit such amounts to the applicable governmental entity. The Corporation and the holders of Senior Perpetual Preferred Stock will treat any amount deducted or withheld and remitted to the applicable governmental entity (including interest, penalties and reasonable expenses arising therefrom), including offset amounts pursuant to Section 17(f)(ii)(B) below, as having been received by the applicable holder on its Senior Perpetual Preferred Stock, with respect to which such deduction or withholding was made (including for purposes of determining the amounts of withholding taxes required) and the Preferred Holders agree to indemnify and hold the Corporation harmless (on a fully grossed-up basis) for any required amount of deduction or withholding of tax (including interest, penalties and reasonable expenses arising therefrom).
(ii)Without duplication of the indemnification obligations of the Preferred Holders in Section 17(f)(i) above, in the event that any deduction or withholding of tax is, in the reasonable determination of the Corporation, required to be made with respect to any non-cash, deemed or constructive payment, dividend or distribution (including, if applicable, any withholding tax remitted by the Corporation to an applicable governmental entity) on the Senior Perpetual Preferred Stock (any such payment, dividend or distribution, a “Deemed Dividend”), the Corporation shall, in its own discretion, have the right to (A) take measures necessary to obtain cash to satisfy the Corporation’s requirements to remit any such deduction or withholding of tax, including by retaining, selling or liquidating property of the applicable holders of Senior Perpetual Preferred Stock that is held by the Corporation in its custody or over which it has control, and (B) offset such amounts (including interest, penalties and reasonable expenses arising therefrom) against, as an advance of, any dividends (including accrued and unpaid Preferred Dividends (or, if applicable, Accrued Dividends)) or other amounts paid or to be paid by the Corporation in respect of the Senior Perpetual Preferred Stock, including, for the avoidance of doubt pursuant to Section 6 of this Certificate of Designation; provided, that if the applicable holders of Senior Perpetual Preferred Stock pay to the Corporation an amount in cash necessary to fully satisfy the Corporation’s requirements to remit any such deduction or withholding of tax (including interest, penalties and reasonable expenses arising therefrom), then no such offset in this clause (B) shall be made.
(iii)The Parties intend that, for U.S. federal (and applicable state and local) income tax purposes, (i) the Senior Perpetual Preferred Stock be treated as nonqualified preferred stock as defined in Section 351(g)(2) of the Code, (ii) the terms of the Senior Perpetual Preferred Stock do not require the Preferred Holders to be treated as recognizing any distributions in respect of the Senior

Perpetual Preferred Stock under Sections 305(b) or 305(c) of the Code solely on account of the accrual of the Preferred Dividends thereon, unless and until such dividends are declared and paid in cash (clause (i) and (ii), the “Intended Tax Treatment”). The Corporation and Preferred Holders shall (and shall use commercially reasonable efforts to cause their respective agents to) file all tax returns in a manner consistent with the Intended Tax Treatment and shall not take any tax position that is inconsistent with the Intended Tax Treatment except in connection with, or as required by, any of the following (A) a change in relevant law, (B) the promulgation of relevant proposed U.S. Treasury Regulations, a notice promulgated announcing the intent to promulgate such Treasury Regulations or other guidance or authority issued by the U.S. Internal Revenue Service or U.S. Treasury Department addressing instruments similar to the Senior Perpetual Preferred Stock that is binding on taxpayers (from and after the effective date of such regulations, notice or other guidance), (C) an amendment to the terms of this Certificate of Designation or (D) a “determination” within the meaning of section 1313(a) of the Code.
(iv)In respect of any (A) distribution or payment of cash on the Senior Perpetual Preferred Stock or (B) non-cash, deemed or constructive distribution or payment on the Senior Perpetual Preferred Stock that the Corporation determined was made, in each case that is treated as a dividend for U.S. federal income tax purposes, the Corporation shall provide each registered holder that receives (or is deemed to receive) such distribution or payment IRS Form 1042-S or 1099, as applicable, and other applicable IRS forms as and when required by U.S. federal tax law; provided, that in the case of subclause (B) if the Corporation’s determination is made after the due date of the applicable IRS form, the Corporation shall use commercially reasonable efforts to provide such IRS form to the applicable holder as soon as reasonably practicable. In addition, the Corporation shall use commercially reasonable efforts to provide, if requested in writing by a Preferred Holder to enable such Preferred Holder to comply with its U.S. federal income tax, reporting and withholding obligations, an estimate or determination (and accompanying certification in accordance with Treasury Regulations Section 1.1441-3(c)(2)(ii)(A)) of the amount of the Corporation’s current and accumulated earnings and profits in any taxable year where such estimate or determination is relevant to determining the amount (if any) of any distribution or deemed distribution received by the Preferred Holders from the Corporation that is properly treated as a dividend for U.S. federal income tax purposes.
(v)Each holder of Senior Perpetual Preferred Stock shall, as and when reasonably requested by the Corporation, provide a properly completed and duly executed IRS Form W-8 or W-9, as applicable, and any other forms or information reasonably necessary for the Corporation to determine its withholding tax and reporting obligations in respect of the Senior Perpetual Preferred Stock.
(vi)For so long as the Corporation is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code (a “USRPHC”), the Corporation shall (a) provide to any Preferred Holder, within 10 days of such Preferred Holder’s written request, (i) a certification that the Senior Perpetual Preferred Stock does not constitute a “United States real property interest” in accordance with Treasury Regulations Section 1.897-2(h)(1) or (ii) written notice of its legal inability to provide such a certification and (b) in connection with the provision of any certification pursuant to the preceding clause (a)(i), comply with the notice provisions set forth in Treasury Regulations Section 1.897-2(h). In the event the Corporation becomes aware of any facts or circumstances that could reasonably be expected to cause it to become a USRPHC, the Corporation shall promptly notify the Preferred Holders. For the avoidance of doubt, the Corporation is not, and does not anticipate becoming, a USRPHC.
(vii)As of the date hereof, the Corporation is treated as a domestic C corporation for U.S. federal income tax purposes. The Corporation will not take any action that would cause it not to be a domestic C corporation for U.S. federal income tax purposes or could otherwise cause any Preferred Holder to own an equity interest in an entity that is not a domestic C corporation for U.S. federal income tax purposes, in each case without the consent of each of the Preferred Holders, such consent not to be unreasonably withheld, conditioned or delayed.
(g)Amendment. (i) No provision of this Certificate of Designation may be amended, including pursuant to or as a result of a merger, consolidation or business combination or otherwise, without the consent of the Lead Investors and the Corporation, and (ii) any of the rights of the Preferred Holders set forth herein may be waived by written consent of the Lead Investors. No waiver of any default with respect to any provision, condition or requirement of this Certificate of Designation shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.
(h)Equity; No Collateral Protection. The Senior Perpetual Preferred Stock is equity and has no collateral protection or security.
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be executed by a duly authorized officer of the Corporation as of this 28th day of February, 2025.

SELECTQUOTE, INC.
By:     /s/ Ryan Clement
    Name:     Ryan Clement
Title: Chief Financial Officer